Regeneron Pharmaceuticals, Inc. Options Exchange Program Highlights for Eligible Employees December 2004

Options Exchange Program This presentation summarizes key features of the Options Exchange Program applicable to eligible employees. A complete description of the program is contained in the Offer to Exchange and the related documents that were sent to you on December 3rd. Please take the time to read the Offer to Exchange and the related documents, including the Election Form.

Options Exchange Program We have sent to eligible employees written materials, including an Offer to Exchange, describing in detail the terms, conditions and expected timing of, and procedures for participating in, the Options Exchange Program, and have filed those materials with the Securities and Exchange Commission (which can be accessed through its website at www.sec.gov). The Offer is subject to various conditions, including shareholder approval, described in the Offer to Exchange. You should read those materials carefully before deciding whether to tender your eligible options in the Offer to Exchange, because they contain important information about the Offer to Exchange. You should only rely on the information in the Offer to Exchange. Neither Regeneron nor its Board of Directors makes any recommendation as to whether you should tender some or all of your eligible options for exchange, nor has Regeneron authorized any person to make any representations or any such recommendation. You must make your own decision whether or not to tender your eligible options. You may direct questions about the Offer to Exchange to our Human Resources Department, by phone at (914) 345 STOK or to our internal e-mail address: OptionsExchange@regeneron.com.

Options Exchange Program Overview Description How It Works Examples How to Participate Considerations Key Dates Questions

Options Exchange Program Description Why is Regeneron Offering an Options Exchange Program? All Regeneron employees have stock options. Stock options are intended to motivate and retain employees. Stock options help align the interests of shareholders and employees. The decline in Regeneron's stock price has reduced the incentive value of outstanding stock options. We believe the Options Exchange Program is a way to revitalize the Stock Option Program. Eligible employees can exchange certain options with high exercise prices for a smaller number of replacement options with an exercise price equal to Regeneron's stock price when the replacement options are granted (expected to be on or about January 5, 2005).

Options Exchange Program How It Works Who is eligible to participate? A regular Regeneron employee working an average of 20 hours or more per week. Participation is voluntary. What options may be exchanged? All outstanding options with an exercise price of at least $18. What will I receive if I exchange options? Replacement options -- fewer options with an exercise price equal to market price on Grant Date of replacement options. When will I receive replacement options? Grant Date of replacement options expected to be on or about January 5, 2005. When can I exercise replacement options? Replacement options completely unvested on Grant Date. Vest in equal installments over 4 years commencing one year from the Grant Date. What is the maximum life of replacement options? Longer of (A) life of old, exchanged option and (B) 6 years from Grant Date.

Options Exchange How It Works Replacement Options will be Granted as Follows Exercise Price of Eligible Options Exchange Ratio (number of eligible options to be exchanged for each replacement option) $18.00-$28.00 1.5 to 1 $28.01-$37.00 2 to 1 Above $37.00 3 to 1

Options Exchange Program Example Scenario: Employee tendered an option granted on December 20, 2002 exercisable for 1,000 shares at $19.43/share. On January 5, 2005, before the exchange: 500 options are vested. 500 options are unvested and will vest over the next two years. Options expire on December 20, 2012. Exchange: Employee receives a replacement option grant on January 5, 2005. Hypothetical stock price is $9/share on January 5, 2005. Replacement option is for 666 shares (1,000 old options exchanged at ratio of 1.5:1) at exercise price of $9/share. Replacement options will vest in four equal annual installments commencing on January 5, 2006. Replacement options expire on December 20, 2012.

Options Exchange Program Examples Grant Date of Existing Eligible Option Exercise Price Exchange Ratio Number of Options Tendered Number of Replacement Options? Replacement Option Expiration Date?? 12/21/00 $37.78 3:1 1000 333 1/5/11 12/18/01 $28.01 2:1 1000 500 12/18/11 12/20/02 $19.43 1.5:1 1000 666 12/20/12 ?? Assumes replacement option Grant Date of 1/5/05. ? Replacement options vest over 4 years even if the options tendered in the Offer are fully vested.

Options Exchange Program Break Even Analysis This slide is for illustrative purposes only and assumes a market price of $9 per share on the Grant Date. Break Even Point: Regeneron share price at which the aggregate spread of old options equals the aggregate spread of replacement options (assumes both existing and replacement options are fully vested). Remember that replacement options will be unvested on grant -- even if the existing tendered options are fully vested. You need to assess your expectations for Regeneron's stock price, the time you plan to hold options, the new vesting schedule for the replacement options and other relevant factors before making a decision to tender options. Consult with your own financial planner or tax advisor to determine what is best for you.

Options Exchange Program How to Participate Read Offer to Exchange and related materials, including the Election Form, which includes a list of your eligible options. If you wish to tender eligible options, complete, sign and submit the Election Form in accordance with directions in the Election Form before deadline: January 5, 2005, at 6:00 p.m. (unless extended) You may change elections as many times as you wish before deadline. Failure to properly submit an Election Form before deadline will result in no exchange. Failure to complete or sign the Election Form will result in no exchange. Failure to remain an "eligible employee" through Grant Date will result in no exchange. You CANNOT change an election after deadline.

Options Exchange Program How to Participate REMEMBER TO COMPLETE, SIGN & DATE THE ELECTION FORM AND MARK THE BOXES NEXT TO THE GRANTS YOU WISH TO TENDER ELECTION FORMS AND NOTICES OF WITHDRAWAL MUST EITHER BE DELIVERED BY HAND TO Pam Curtis (Tarrytown) Lynne Fuierer (Rensselaer) OR SENT BY REGULAR OR OVERNIGHT MAIL TO: Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Human Resources Department, Options Exchange OPTION GRANTS ELIGIBLE FOR EXCHANGE AS OF 12/1/2004 Regeneron Pharmaceuticals, Inc. Name ID: Social Security Number Street Address City, State and Zip Code Mark an "X" Option Shares To Tender an Grant Grant Expiration Option Exercise Option Shares Option Shares Vested and Option for Exchange Number Date Date Type Price Granted Outstanding Exercisable ? 00001 12/20/2001 08/01/2010 ISO $ 28.00 300 300 240 ? 00002 12/20/2002 12/20/2012 ISO $ 19.43 600 600 600

Options Exchange Program Considerations You can select which eligible options to exchange -- all, some, or none. However, each particular grant must be exchanged in its entirety or not at all. For Example: An employee received the following option grants: December 18, 2001 for 1,000 shares at $28.01/share December 20, 2002 for 500 shares at $19.43/share This employee may choose to exchange the 1,000 options received on December 18, 2001 (he/she must exchange all 1,000 options, if they remain outstanding), but may decline to exchange the 500 options received on December 20, 2002. This employee may NOT choose to exchange only a portion of either grant.

Options Exchange Program Considerations You may withdraw options you previously tendered for exchange at any time up until the Offer expires on January 5, 2005. To withdraw options tendered for exchange, you must deliver a completed and signed Notice of Withdrawal. A form of Notice of Withdrawal was included with the Offer to Exchange. To tender eligible options not selected for tender in a previously submitted Election Form, you must complete and submit a new Election Form selecting for tender these additional option grants. You may receive additional copies of Notices of Withdrawal and Election Forms by contacting us by phone at (914-345-STOK) or by email at Options Exchange@regeneron.com.

Options Exchange Program Considerations You must be a regular Regeneron employee working an average of 20 hours or more per week. If these criteria are not satisfied on the Grant Date for ANY reason, then: No replacement options will be granted. Tendered options will be returned and will continue to be subject to the terms of the old award agreement. If you are out of the office on vacation or authorized leave on the Grant Date, you may still participate.

Options Exchange Program Considerations Regeneron stock price has fluctuated dramatically Participation is voluntary Regeneron neither encourages nor discourages your participation in the Options Exchange Program; the choice is yours. Regeneron employees cannot provide investment advice. Check with your own financial planner or tax advisor.

Options Exchange Program Key Dates December 3, 2004: Offer to Exchange mailed to eligible employees. December 17, 2004: Special Meeting of Shareholders to vote on Options Exchange Program. January 5, 2005: Offer to Exchange is expected to expire at 6:00 p.m. Eastern Time. We expect to grant replacement options on or as of this date.

Options Exchange Program Questions All questions should be directed to: By Phone: 914-345-STOK By E-Mail: OptionsExchange@regeneron.com